UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  November 8, 2012

Alliqua, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-29819	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Third Avenue Suite 1801 New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 218-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

On November 8, 2012, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which we issued, in the aggregate, (i) 16,300,000 shares of common stock (the “Investor Shares”) and (ii) five year warrants to purchase, in the aggregate, up to 16,300,000 shares of common stock at an exercise price of $0.05 per share (each, an “Investor Warrant”), in exchange for aggregate consideration of $815,000, of which $50,000 represented the conversion of debt (the “Private Placement”). In connection with the Private Placement, David Stefansky, our director and executive co-chairman, invested $125,000, Kenneth Londoner, our director, invested $20,000 and Harborview Value Master Fund, L.P., with respect to which David Stefansky and Richard Rosenblum serve as control persons, invested $50,000 through the conversion of a promissory note.

The Securities Purchase Agreement contains representations, warranties and covenants of the Investors and us that are typical for transactions of this type.  In addition, the Securities Purchase Agreement contains a “full ratchet” anti-dilution adjustment provision, pursuant to which, in the event that we sell or issue shares of common stock or common stock equivalents at a price (the “Base Price”) lower than the per share purchase price of the Investor Shares under the Securities Purchase Agreement, we will be required to issue to each Investor, for no additional consideration, that number of additional shares of common stock (the “Additional Shares”), such that the purchase price paid by such Investor under the Securities Purchase Agreement for the number of Investor Shares then held, when divided by the aggregate number of Investor Shares then held and Additional Shares issued to such Investor, will equal the Base Price.  This investor right will terminate at any time following the nine month anniversary of the closing of the Private Placement, if (i) the closing sales price of the common stock for thirty (30) consecutive trading days is at least 200% of the per share purchase price, and (ii) the product of (A) the volume weighted average price of the common stock on its principal market and (B) its corresponding daily trading volume, each as reported by Bloomberg L.P., equals or exceeds $50,000 for such thirty (30) consecutive trading days and (iii) the Investor Shares that were acquired hereunder by Investors who are not our affiliates were eligible for unrestricted sale pursuant to Rule 144(b)(1)(i) promulgated under the Securities Act of 1933, as amended, on their principal market from the six month anniversary of the closing of the Private Placement through at least the nine month anniversary of the closing of the Private Placement.

Each Investor Warrant is exercisable immediately for cash or by way of a cashless exercise and contains provisions that protect its holder against dilution by adjustment of the exercise price and the number of shares issuable thereunder in certain events such as stock dividends, stock splits and other similar events.  In addition, should we, at any time while the Investor Warrants are outstanding, sell or grant any option to purchase or convert, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the Investor Warrants, without the consent of the holders holding Investor Warrants representing at least 75% of the common stock issuable upon exercise of the outstanding Investor Warrants, the exercise price will be reduced to equal that lower price.

The Investor Shares and the Investor Warrants issued to the Investors were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act. Each Investor was an accredited investor (as defined by Rule 501 under the Securities Act) at the time of the Private Placement.

    Palladium Capital Advisors, LLC (the “Placement Agent”) served as our placement agent in the Private Placement. As consideration for serving as our placement agent, we paid the Placement Agent a fee equal to $24,500 and issued the Placement Agent a five year warrant to purchase 350,000 shares of common stock at an exercise price of $0.05 per share (the “Placement Agent Warrant”). The Placement Agent Warrant has identical terms to the terms of the Investor Warrant.

    The Placement Agent Warrant issued to the Placement Agent was not registered under the Securities Act or the securities laws of any state, and was offered and sold in reliance on the exemption from registration under the Securities Act, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act. The Placement Agent was an accredited investor (as defined by Rule 501 under the Securities Act) at the time of the Private Placement.

    The foregoing summaries of the Securities Purchase Agreement and the Investor Warrant are not complete, and are qualified in their entirety by reference to the full text of the agreements that are attached as exhibits to this Current Report on Form 8-K. Readers should review those agreements for a more complete understanding of the terms and conditions associated with this transaction.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2012, Joseph Sierchio notified the Company of his resignation from the Board, effective November 8, 2012.  Mr. Sierchio’s resignation was not a result of any disagreement with the Company regarding the Company’s operations, policies or practices.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated as of November 8, 2012, by and among Alliqua, Inc. and certain purchasers set forth therein

10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC.

Date: November 14, 2012	By:	/s/ Steven Berger
Name: Steven Berger
Title: Chief Financial Officer